CUSTODIAN AGREEMENT

AGREEMENT made as of this 21st day of January, 2022, by and among STATE STREET BANK & TRUST COMPANY, a Massachusetts trust company (the “Bank”) and each of COLUMBIA FUNDS SERIES TRUST, a Delaware statutory trust (“CFST’), COLUMBIA FUNDS SERIES TRUST I, a Massachusetts business trust (“CFST I” and, together with CFST, the “Funds”), severally and not jointly.

CFST, an open-end management investment company, on behalf of its Columbia Overseas Value Fund portfolio (the “Overseas Value Portfolio”), desires to maintain in the custody of the Bank certain Vietnamese securities (the “Vietnamese Asset”) that the Overseas Value Portfolio acquired from BMO Disciplined International Equity Fund, a series of BMO Funds, Inc. for which the Bank serves as custodian pursuant to a Custodian Agreement dated as of September 1, 2004 by and between BMO Funds, Inc. (formerly known as Marshall Funds, Inc.) and the Bank, a copy of which is attached hereto as Appendix A (the “BMO Custodian Agreement”), at the close of business on January 21, 2022 pursuant to the Agreement and Plan of Reorganization among BMO Funds, Inc., on behalf of BMO Disciplined International Equity Fund and certain other series of BMO Funds, Inc., CFST, on behalf of the Overseas Value Portfolio and certain other Columbia Funds, BMO Asset Management Corp. and Columbia Management Investment Advisers, LLC.CFST I, an open-end management investment company, on behalf of its Columbia Emerging Markets Fund series (the “Emerging Markets Portfolio” and, together with the Overseas Value Portfolio, the “Portfolios”), desires to maintain in the custody of the Bank certain Nigerian currency (the “Nigerian Asset” and, together with the Vietnamese Asset, the “Assets”) that the Emerging Markets Portfolio acquired from BMO LGM Emerging Markets Equity Fund, a series of BMO Funds, Inc. for which the Bank serves as custodian pursuant to the BMO Custodian Agreement, at the close of business on December 10, 2021 pursuant to the Agreement and Plan of Reorganization among BMO Funds, Inc., on behalf of BMO LGM Emerging Markets Equity Fund and certain other series of BMO Funds, Inc., the Fund, on behalf of the Portfolio and certain other series of the Fund, BMO Asset Management Corp. and Columbia Management Investment Advisers, LLC. The Bank has at least the minimum qualifications required by Section 17(f)(l) of the Investment Company Act of 1940 (the “1940 Act”) to act as custodian of the Assets on behalf of the Funds, and has indicated its willingness to so act, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements contained herein, the parties hereto agree as follows:

1. Bank Appointed Custodian. Each Fund hereby appoints the Bank as custodian of the Asset held by its Portfolio and the Bank agrees to act as such upon the terms and conditions set forth in the BMO Custodian Agreement with the following modifications:

(a) The terms “Fund” and “Portfolio” shall have the meanings given them above, rather than the meanings given them in the BMO Custodian Agreement, except that the parties agree that the Bank will not be required to amend account names or reregister the portfolio securities or other assets to reflect the names of the Fund and Portfolio.

(b) The Bank shall serve as a non-exclusive custodian of the Funds, and for purposes of the Agreement, the Assets shall be the only portfolio securities or other assets for which the Bank acts as custodian of the Funds hereunder.

(c) This Agreement may be terminated at any time without penalty upon sixty (60) days written notice delivered by either party to the other by means of registered mail, and upon the expiration of such sixty days this Agreement will terminate.

(d) The notice addresses set forth in Section 18 of the BMO Custodian Agreement shall be replaced with the following.

(i) In the case of notices sent to the Fund to:

Columbia Funds

290 Congress Street

Boston, MA 02210

Attn: Michael G. Clarke

Columbia Funds

290 Congress Street

Boston, MA 02210

Attn: Ryan C. Larrenaga

(ii) In the case of notices sent to the Bank to:

State Street Bank & Trust Company

1 Iron St.

Boston, MA 02210

Attn: Relationship Management, CTI Funds

2. Compensation. For the services rendered pursuant to this Agreement the Fund agrees to pay to the Bank fees as may be agreed to from time to time in writing between the parties.

3. General. A copy of CFST I’s Agreement and Declaration of Trust, as amended or restated from time to time, is on file with the Secretary of the Commonwealth of Massachusetts, and notice is hereby given that this Agreement is executed on behalf of the Funds by an officer of the Funds in his or her capacity as an officer of the Funds and not individually, and that the obligations of or arising out of this Agreement are not binding upon any of the trustees, officers or shareholders of the Funds individually, or upon the assets of any other series of the Fund, but are binding only upon the assets and property of the Portfolio.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first written above.

COLUMBIA FUNDS SERIES TRUST, ON BEHALF OF ITSELF AND COLUMBIA OVERSEAS VALUE FUND		STATE STREET BACK & TRUST COMPANY

By:	/s/ Ryan C. Larrenaga	By:	/s/ Michael A. Foutes
Name:	Ryan C. Larrenaga	Name:	Michael A. Foutes
Title:	Senior Vice President	Title:	Senior Vice President
Date:	September 19, 2022	Date:	September 19, 2022

COLUMBIA FUNDS SERIES TRUST I, ON BEHALF OF ITSELF AND COLUMBIA EMERGING MARKETS FUND

By:	/s/ Ryan C. Larrenaga
Name:	Ryan C. Larrenaga
Title:	Senior Vice President
Date:	September 19, 2022

APPENDIX A

Custodian Agreement dated as of September 1, 2004 by and between BMO Funds, Inc. (formerly known as Marshall Funds, Inc.) and State Street Bank and Trust Company